CA REPORTS SOLID Q4 AND FISCAL YEAR 2007 RESULTS
Announces Intention to Repurchase Up to $500 Million
in Common Stock
Company Will Hold Webcast at 5 p.m. ET
ISLANDIA, N.Y., May 23, 2007 – CA (NYSE:CA), one of the world’s largest management software companies, today announced results for its fourth quarter and full year fiscal 2007, which ended March 31, 2007.
Financial Information Overview

(in millions, except share data)	Q4FY07	Q4FY06	Change	FY07	FY06	Change
Revenue	$1,005	$942	7%	$3,943	$3,772	5%
GAAP Diluted (LPS)/EPS from Continuing Operations	($0.04)	($0.07)	n/m	$0.22	$0.27	(19%)
GAAP (Loss)/ Income from continuing operations	($20)	($39)	n/m	$121	$160	(24%)
GAAP Cash Flow from continuing operations	$521	$566	(8%)	$1,068	$1,380	(23%)
Non-GAAP Operating EPS*	$0.20	$0.13	54%	$0.88	$0.85	4%

*	Operating earnings per share is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP loss per share/earnings per share to non-GAAP earnings per share is included in the tables following this news release.
“I am pleased with CA’s execution in the second half of the 2007 fiscal year as we met or exceeded our full-year guidance for total revenue, non-GAAP earnings per share, total product and services bookings and cash flow from operations,” said John Swainson, CA president and chief executive officer. “Our solid performance was a result of our increased focus on execution in all areas of our business, with particular emphasis on our restructuring and cost savings efforts, go-to-market strategy and an improved operational focus.
“Over the last 12 months, we have refreshed virtually all our major product lines and at CA WORLD in April introduced 16 Capability Solutions based on our Enterprise IT Management vision,” Swainson continued. “We are seeing increased demand for our infrastructure management, business service optimization and security management offerings, which help our customers govern, manage and secure their IT environments. I am confident that we have the right technology vision, products and solutions and senior management team to continue our momentum from the second half of fiscal 2007.
“I am also very pleased that CA has successfully concluded the Deferred Prosecution Agreement,” Swainson said. “As a result of the hard work of all CA employees, we are now a stronger company and are moving forward with a sense of vigor and enthusiasm to becoming one of the world’s most successful software companies.”
Fourth Quarter and Full-Year Results
Revenue for the fourth quarter was $1.005 billion, an increase of 7 percent, or 4 percent in constant currency, over the $942 million in the comparable prior year period. Aside from the gains attributed to currency, the increase in revenue primarily came from growth in subscription revenue and professional services. The increase was partially offset by decreases in software fees and other revenue, maintenance and financing fee revenue as CA continues to transition from its prior business model. Revenue from professional services was up 3 percent over the comparable prior year period.
Total North America revenue was up 6 percent while revenue from international operations was down approximately 2 percent on a constant currency basis.

For the full year, revenue was $3.943 billion, up 5 percent, or 3 percent in constant currency, compared to the $3.772 billion reported in fiscal year 2006. As in the fourth quarter, the increase primarily was due to growth in subscription revenue and professional services revenue. Those increases partly were offset by declines in software fees and other revenue, maintenance and financing fee revenue.
Subscription revenue for the fourth quarter was $793 million, an increase of 11 percent, or 8 percent in constant currency, over the $715 million reported in the prior year period. Subscription revenue accounted for 79 percent of total revenue, compared to 76 percent reported in the comparable prior year period. For the fiscal year, subscription revenue was $3.067 billion, an increase of 8 percent, or 7 percent in constant currency, compared to the $2.837 billion reported in the prior year period. Subscription revenue accounted for 78 percent of total revenue, compared to 75 percent reported in the 2006 fiscal year.
Total product and services bookings in the fourth quarter were $1.133 billion, and for the full year, bookings were $3.938 billion. This represents a year-over-year decline of 5 percent from the $1.192 billion reported in the fourth quarter of fiscal year 2006 and an increase of 16 percent from the $3.381 billion reported for the full 2006 fiscal year. The decrease in fourth quarter bookings year-over-year can be attributed, in part, to very strong bookings in the third quarter, which decreased the number of contracts that were available to be renewed in the fourth quarter of fiscal year 2007.
The weighted average duration of new direct bookings in fiscal year 2007 was 3.29 years, compared to 3.03 years in fiscal year 2006.
Total expenses, before interest and taxes, for the fourth quarter were $1.017 billion, up 3 percent, compared with $988 million in the prior year period. In the quarter, the Company experienced significantly higher restructuring and other costs and expenses associated with the delivery of professional services compared to the prior year period as well as an increase in bonus expenditures. This was offset partially by significantly lower sales commission expense and amortization of capitalized software costs.
On a non-GAAP basis, the Company reported fourth quarter operating expenses of $830 million, which excludes restructuring and other costs and amortization costs, down 2 percent from the $851 million reported in the prior year period. This decreased expense level for the fourth quarter reflects lower sales commission and promotion expenses and progress on expense management initiatives, offset by higher expenses associated with the delivery of professional services.
For the full year, total expenses, before interest and taxes, were $3.729 billion, up 3 percent from the $3.606 billion reported for fiscal 2006. The Company experienced significantly higher restructuring and other expenses and costs associated with the delivery of professional services in fiscal year 2007 as compared to fiscal year 2006, as well as an increase in bonuses expenditures. This was offset partially by lower commissions expense and lower amortization of capitalized software costs.
The fourth quarter of fiscal year 2007 included restructuring and other charges of $100 million, of which $71 million was related to severance costs and $8 million associated with the closure of facilities under the fiscal year 2007 cost reduction and restructuring plan. For the full year, the Company recorded restructuring and other costs of $201 million. The fiscal year 2007 total includes $147 million in costs associated with the Company’s fiscal year 2007 cost reduction and restructuring plan and $19 million in costs associated with the Company’s fiscal year 2006 cost reduction and restructuring plan.

On a non-GAAP basis, the Company reported full-year operating expenses for fiscal year 2007 of $3.160 billion, up 4 percent from the $3.048 billion reported in fiscal year 2006. A reconciliation of GAAP expenses to non-GAAP expenses is included in the tables following this news release.
The Company recorded a GAAP loss from continuing operations of $20 million for the fourth quarter, or ($0.04) per diluted common share, compared to a loss of $39 million, or ($0.07) per diluted common share, in the prior year period. As stated above, the fourth quarter GAAP results were adversely affected by $79 million in charges associated with its fiscal year 2007 cost reduction and restructuring plan. For the full year, GAAP income from continuing operations was $121 million, or $0.22 per diluted common share, compared to $160 million, or $0.27 per diluted common share, in fiscal year 2006. The decrease can be primarily attributed to the costs associated with the Company’s cost reduction and restructuring program.
The Company recorded non-GAAP net income from continuing operations of $109 million for the fourth quarter, or $0.20 per diluted common share, compared to $81 million, or $0.13 per diluted common share, reported a year earlier. For the full year, non-GAAP income from continuing operations was $499 million, or $0.88 per diluted common share, compared to $514 million, or $0.85 per diluted common share, reported in fiscal year 2006. A reconciliation of GAAP income from continuing operations to non-GAAP income from continuing operations is included in the tables following this news release.
For the fourth quarter of fiscal year 2007, CA reported $521 million in cash flow from operations, down 8 percent from the $566 million reported in the prior year period. On a comparable basis, fourth quarter non-GAAP adjusted cash flow from operations was $551 million adjusted for $30 million in restructuring and other payments, versus $648 million reported in the prior year adjusted for a $75 million payment to the Restitution Fund and $7 million in restructuring and other payments.
Fourth quarter cash flow was affected negatively by a lower volume of bookings and associated billings, and a year-over-year reduction in the aggregate amount of single installment contract payments over the comparable period last fiscal year.
For the full year, cash flow from operations was $1.068 billion, compared to $1.380 billion in the prior period. The Company exceeded cash flow from operations guidance, in part, due to the positive impact of $90 million in lower-than-expected tax payments in the fourth quarter — the majority of which the Company now expects to pay in the first half of fiscal 2008. The full-year cash flow also was affected by a decrease in the average time it took the Company to pay vendors for products and services, higher expenses, and increased restructuring costs. In addition, cash flow also was negatively affected by contributions to CA’s employee 401(k) savings plan in fiscal year 2007 that were not made in the prior fiscal year.
On a comparable basis, non-GAAP adjusted cash flow from operations for the full year, adjusted for $94 million in restructuring and other payments, was $1.162 billion, compared to $1.552 billion, adjusted for $150 million in payments to the Restitution Fund and $22 million in restructuring payments, reported in fiscal year 2006.

Capital Structure
The balance of cash and marketable securities at March 31, 2007, was $2.280 billion. With $2.583 billion in total debt outstanding, the Company has a net debt position of approximately $303 million.
Over the course of fiscal year 2007, CA repurchased approximately 51 million shares of its common stock at an aggregate cost of approximately $1.2 billion.
The Company also announced that it currently is in the process of executing an accelerated share repurchase of up to $500 million in common shares. The transaction will be financed with existing cash.
“Our decision to continue our stock repurchases is an indication of our confidence in CA’s ability to generate healthy cash flows and in our long-term business position,” said Nancy Cooper, CA’s chief financial officer. “The program also speaks to our strategy of balancing the way we allocate our capital.”
Outlook for Fiscal Year 2008
The following annual outlook is based on current expectations and represents “forward-looking statements” (as defined below).
•	Total revenue in the range of $4.050 billion to $4.100 billion or 3 percent to 4 percent growth in constant currency;

•	GAAP earnings per share from continuing operations between $0.75 and $0.79;

•	Non-GAAP operating earnings per share* for the full year to be in the range of $0.94 to $0.98; and,

•	Full-year cash flow from operations in the range of $1.050 billion to $1.100 billion.
There are several items which will affect the fiscal year 2008 cash flow guidance. The Company expects a total of approximately $470 million in cash tax payments during fiscal year 2008. This reflects an increase of $170 million year-over-year, of which $70 million the Company previously expected to pay in fiscal year 2007. CA expects a reduction of approximately $20 million principally as a result of reduced interest income due to the share repurchase program and restructuring payments in excess of $80 million.
The revenue and EPS guidance is based on current exchange rates and assumes that the Company will make no acquisitions in fiscal year 2008. The guidance also includes the anticipated slightly dilutive impact of the share repurchase program. The Company anticipates an average diluted share count of approximately 542 million shares, and a full-year non-GAAP tax rate of approximately 33 percent.
The Company indicated that it expects cash flow from continuing operations in the first quarter of fiscal year 2008 will be negative as the result of a decrease in cash collections of approximately $85 million due to fewer fourth quarter of fiscal 2007 single installment contracts and associated lower billings. The Company also expects additional tax payments of approximately $50 million that were originally planned for the fourth quarter of fiscal 2007. These factors have been included in CA’s fiscal year 2008 cash flow from operations guidance.
*Operating earnings per share is a non-GAAP financial measure, as noted in the discussion of non-GAAP results above. A reconciliation of GAAP earnings per share to non-GAAP earnings per share is included in the tables following this news release.
Webcast
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its fourth quarter and full-year 2007 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-888-576-4172. International participants can listen to the call at 1-706-902-0518.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This news release, the accompanying tables and the additional content that is available on the Company’s website, including a supplemental financial package, include financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in process research and development charges, restructuring and other charges and the tax resulting from the repatriation of approximately $584 million of foreign cash and interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring and other payments, and the impact of certain non-recurring tax payments or tax benefits. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: changes to the CA incentive compensation plan, sales organization and sales coverage model may lead to outcomes that are not anticipated or intended as they are implemented; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; CA’s sales to government clients subject it to risks, including early termination, audits, investigations, sanctions and penalties; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights or that CA owes royalty payments; fluctuations in foreign currencies could result in translation losses; CA has outsourced various functions to third parties and these arrangements may not be successful; and the other factors described in CA’s filings with the Securities and Exchange Commission. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2007 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Julie Cunningham
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-4687
	daniel.kaferle@ca.com	julie.cunningham@ca.com

Table 1
CA, INC.
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenue:
Subscription revenue	$793	$715	$3,067	$2,837
Maintenance	85	98	391	415
Software fees and other	28	32	108	160
Financing fees	6	7	26	45
Professional services	93	90	351	315

Total revenue	1,005	942	3,943	3,772

Operating expenses:
Amortization of capitalized software costs	83	114	354	449
Cost of professional services	98	75	326	263
Selling, general, and administrative	413	415	1,653	1,578
Product development and enhancements	179	175	712	697
Commissions, royalties, and bonuses	103	146	338	394
Depreciation and amortization of other intangible assets	41	39	148	134
Other expenses (gains), net	—	2	(13)	(15)
Restructuring and other	100	22	201	88
Charge for in-process research and development costs	—	—	10	18

Total expenses before interest and income taxes	1,017	988	3,729	3,606

(Loss) income from continuing operations before interest and income taxes	(12)	(46)	214	166
Interest expense, net	15	10	60	41

(Loss) income from continuing operations before income taxes	(27)	(56)	154	125
Income tax (benefit) expense	(7)	(17)	33	(35)

(Loss) income from continuing operations	(20)	(39)	121	160
Loss from discontinued operations, inclusive of realized gains (losses) on sales, net of income taxes	—	(2)	(3)	(1)

Net (loss) income	$(20)	$(41)	$118	$159

Basic (loss) income per share
(Loss) income from continuing operations	$(0.04)	$(0.07)	$0.22	$0.28
Discontinued operations	0.00	0.00	0.00	(0.01)

Net (loss) income	$(0.04)	$(0.07)	$0.22	$0.27

Basic weighted-average shares used in computation	525	575	544	581

Diluted (loss) income per share (1)
(Loss) income from continuing operations	$(0.04)	$(0.07)	$0.22	$0.27
Discontinued operations	0.00	0.00	0.00	0.00

Net (loss) income	$(0.04)	$(0.07)	$0.22	$0.27

Diluted weighted-average shares used in computation(1)	525	575	569	607

(1)	Income from continuing operations and the number of shares used in the computation of diluted GAAP EPS for the fiscal years ended March 31, 2007 and 2006 reflect the dilutive impact of the Company’s 1.625% Convertible Senior Notes and stock awards outstanding.

Table 2
CA, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	March 31,	March 31,
	2007	2006 (1)
Cash, cash equivalents and marketable securities	$2,280	$1,865
Trade and installment accounts receivable, net	390	552
Deferred income taxes	360	271
Other current assets	71	50

Total Current Assets	3,101	2,738

Installment accounts receivables, due after one year, net	331	449
Property and equipment, net	469	634
Purchased software products, net	203	461
Goodwill	5,345	5,308
Deferred income taxes	328	142
Other noncurrent assets	808	788

Total Assets	$10,585	$10,520

Current portion of long-term debt and loans payable	$11	$3
Deferred subscription revenue (collected) — current	1,793	1,492
Financing obligations (collected) — current	63	25
Deferred maintenance revenue	193	250
Other current liabilities	1,654	1,587

Total Current Liabilities	3,714	3,357

Long-term debt, net of current portion	2,572	1,813
Deferred income taxes	20	46
Deferred subscription revenue (collected) — noncurrent	451	423
Financing obligations (collected) — noncurrent	39	25
Other noncurrent liabilities	99	102

Total Liabilities	6,895	5,766

Stockholders’ equity	3,690	4,754

Total Liabilities and Stockholders’ Equity	$10,585	$10,520

(1)	Certain balances have been reclassified to conform with current period presentation.

Table 3
CA, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
OPERATING ACTIVITIES:
Net loss	$(20)	$(41)
Loss from discontinued operations, net of income taxes	—	(2)

Loss from continuing operations	(20)	(39)

Adjustments to reconcile loss from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	125	153
Provision for deferred income taxes	86	(83)
Non-cash compensation expense related to stock and defined contribution plans	36	3
Non-cash charge for purchased in-process research and development	—	—
Gain on sale of assets	(4)	1
Charge for impairment of assets	16	—
Foreign currency transaction loss (gain), before taxes	(1)	1
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade and current installment accounts receivable, net	(39)	(5)
Decrease in noncurrent installment accounts receivable, net	5	40
Increase in deferred subscription revenue (collected) — current	345	254
Increase in deferred subscription revenue (collected) — noncurrent	37	165
(Decrease) increase in financing obligations (collected) — current	(8)	10
(Decrease) increase in financing obligations (collected) — noncurrent	(10)	9
(Decrease) increase in deferred maintenance revenue	(5)	7
Increase in taxes payable, net	(253)	19
Increase (decrease) in accounts payable, accrued expense and other	108	(13)
Restitution fund, net	—	(75)
Restructuring and other, net	30	15
Changes in other operating assets and liabilities	73	104

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	521	566

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(39)	(331)
Settlements of purchase accounting liabilities	(3)	(7)
Purchases of property and equipment	(32)	(32)
Proceeds from sale of assets	5	36
Decrease in restricted cash	—	10
Proceeds from sale of marketable securities, net	—	43
Capitalized software development costs	(27)	(19)

NET CASH USED IN INVESTING ACTIVITIES	(96)	(300)

FINANCING ACTIVITIES:
Dividends paid	(21)	(23)
Purchases of common stock	—	(223)
Debt repayments	(2)	(1)
Exercise of common stock options and other	17	22

NET CASH USED IN FINANCING ACTIVITIES	(6)	(225)

INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
EFFECT OF EXCHANGE RATE CHANGES ON CASH	419	41
Effect of exchange rate changes on cash	23	28

INCREASE IN CASH AND CASH EQUIVALENTS	442	69
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,833	1,762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,275	$1,831

Table 4
CA, INC.
Reconciliation of GAAP Results to Non-GAAP Net Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Total revenue	$1,005	$942	$3,943	$3,772

Total expenses before interest and taxes	1,017	988	3,729	3,606

Income before interest expense and income taxes	(12)	(46)	214	166

Non-GAAP adjustments:
Purchased software amortization	70	101	300	401
Intangibles amortization	17	14	58	51
Restructuring and other	100	22	201	88
Charge for in-process research and development costs	—	—	10	18

Total non-GAAP adjustments	187	137	569	558

Operating income (pre-tax)	175	91	783	724

Interest expense, net	15	10	60	41
Interest on dilutive convertible bonds	2	2	8	8

Non-GAAP income before income taxes	162	83	731	691

Income tax expense	53	2	232	177

Non-GAAP net income (1)	$109	$81	$499	$514

Diluted non-GAAP EPS (1)	$0.20	$0.13	$0.88	$0.85

# of Shares Used (1)	551	601	569	607

(1)	Non-GAAP net income and the number of shares used in the computation of diluted operating EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625% Convertible Senior Notes and stock awards outstanding.
Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 5
CA, INC.
Reconciliation of GAAP Expense to Non-GAAP Operating Expenses
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Total GAAP expenses before interest and taxes	$1,017	$988	$3,729	$3,606

Non-GAAP adjustments:
Purchased software amortization	70	101	300	401
Intangibles amortization	17	14	58	51
Restructuring and other	100	22	201	88
Acquisition IPR&D	—	—	10	18

Total Non-GAAP adjustments	187	137	569	558

Total Non-GAAP Operating expenses	$830	$851	$3,160	$3,048

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 6
CA, INC.
Reconciliation of GAAP Results to Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Basic (loss) income per share	$(0.04)	$(0.07)	$0.22	$0.27

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.10	0.12	0.40	0.47
Restructuring and other charges	0.12	0.02	0.22	0.09
Acquisition IPR&D	0.00	0.00	0.01	0.02
Interest on convertible bonds	0.00	0.00	0.01	0.01
Non-GAAP effective tax rate adjustments (1)	0.02	0.06	0.02	(0.01)

Diluted operating EPS	$0.20	$0.13	$0.88	$0.85

(1)	The Non-GAAP effective tax rate adjustment represents the impact on tax calculations caused by the changes in GAAP and Non-GAAP pretax amounts. Additionally, for the three months ended March 31, 2006, the Non-GAAP effective tax rate adjustment was positively impacted by the exclusion of certain taxes recognized in connection with the Company’s cash repatriation.
Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 7
CA, INC.
Reconciliation of Projected GAAP Results to
Projected Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Fiscal Year Ending
	March 31, 2008
Projected GAAP EPS from continuing ops. range	$0.75	to	$0.79

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.14		0.14
Restructuring and other charges(1)	0.04		0.04
Impact from convertible senior notes	0.01		0.01

Projected diluted non-GAAP EPS range	$0.94	to	$0.98

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

(1)	Reflects estimated total restructuring and other charges of $30 million for fiscal year 2008. The actual amount incurred may differ from this amount.